EXHIBIT 77D

                      AXP SPECIAL TAX-EXEMPT TRUST

  Changes in investment policies for the Six-month Period Ended 12/31/99 for:

                     AXP SPECIAL TAX-EXEMPT TRUST

   RESOLVED, That the 5% restriction on when-issued securities be eliminated.

       [For all funds]

RESOLVED, That the Fund hereby adopts the following guidelines concerning the lending of portfolio securities:

1. The Fund may lend its portfolio securities with a value of up to 30% of its net assets, computed at market.

2. The Fund may not lend its portfolio securities to broker-dealers which are affiliated persons of its investment manager or distributor except in accordance with the terms of an order of the Securities and Exchange Commission which are set forth in paragraph 10 below and may not lend securities unless the borrower is a member of a national securities exchange or the NASD and meets the following requirements as per latest public financial statements:

     a. Minimum of $10 million total capital;

     b.Net capital ratio of less than 10 to 1 of net capital or not less than 5% of aggregate debt items if calculated by the alternate method; and

     c. Has been approved by the President of the Fund.

or the borrower is a primary Government Securities Dealer which is not guaranteed by its parent firm and meets the following requirements as per latest public financial statements:

a. Maintain capital in excess of $50 million;

     b. Complies with the Federal Reserve Capital Adequacy Guidelines; and

     c. Has been approved by the President of the Fund.

     3.The  total  amount  of  loan   transactions   outstanding  with  any  one
       broker-dealer on the approved list will be in accordance with a schedule to be approved by the President of the Fund.

     4.Lending activities of the Fund will be conducted in a manner to insure its subchapter M status.

     5.Amendments to the Fund's existing custodian agreement pertaining to the lending of portfolio securities and the custodian fees for such services must be approved by the Board of Directors.

     6.Loans will be structured in a manner which will enable the Fund to call the loan in order to vote the proxy if the Fund has knowledge of a material event to be voted on which would affect the Fund's investment in the security loaned.

     7.Loans will be made pursuant to agreements and procedures approved by the Fund's General Counsel.

     8.In addition to the above guidelines, all loans will be made in accordance with guidelines established by the SEC and state regulatory authorities.

     9.The Fund shall make all loans at competitive market rates, shall not make any loan at rates below the minimum rates set forth in the Schedule of Rates and shall accept only cash, U.S. Government securities or letters of credit approved by the Fund as collateral for the securities loaned.

     a.The  schedule of rates is: ALL LOANS RATE Up to $25,000 250 basis  points
       $250,000 to $500,000  125 basis  points  $500,000 to $1 million 100 basis points $1 million to $4 million 25 basis points $4 million and above 10 basis points

     b.If cash is received as collateral, the Fund may remit to the borrowing broker a portion of the interest earned or the cash, and the rate charged on the loan shall be deemed to be the rate of return earned on the cash collateral less the portion returned to the borrowing broker.

     c.If U.S. Government securities or letters of credit are received as collateral, the rate shall be the loan premium charged by the Fund. If any letter of credit is accepted as collateral, it shall be issued by a financial institution which presents minimal credit risks and is rated in the top category by Moody's Investors Service, Standard & Poor's Corporation or other major rating services and it shall be irrevocable and contain an unqualified commitment of the issuer to pay.

     d.In determining the rate to charge a borrowing broker, the investment manager may consider among other things the size of the loan, the projected duration of the loan, the demand for the securities, the type of delivery and the cost to make the loan. All loans meeting the same criteria will be loaned at the same rate regardless of the borrower and the investment manager will inform the Fund of the rates actually charged.

     10. The Secretary shall establish a schedule for the Board to review these requirements and conditions annually, shall maintain and preserve permanently a copy of this resolution and shall cause a written record of each loan to be maintained for a period of six years after the end of the year in which the loan occurred that sets forth the number of shares loaned or the face amount of the securities loaned, the fee received or rate of interest remitted, the terms of the loan, and the information upon which the finding was made that a loan was fair and reasonable and in accordance with the above procedures.

     RESOLVED FURTHER, That the proper officers of the Fund be authorized and directed to take the necessary steps to carry into effect the foregoing resolution.

     [For all funds] RESOLVED, That the Fund may invest in repurchase agreements provided AEFC evaluates the creditworthiness of each counterparty to a repurchase agreement and takes steps that are reasonably designed to ensure that the repurchase agreement is fully collateralized.